Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” in the Registration Statement (Form S-4) and related joint proxy statement/prospectus of Xeris Biopharma Holdings, Inc. and to the incorporation by reference therein of our report dated March 3, 2021, with respect to the consolidated financial statements of Strongbridge Biopharma plc, included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

July 2, 2021